Exhibit 21
CNB Financial Services, Inc.
Subsidiaries of CNB Financial Services, Inc.

CNB Bank, Inc.	Morgan County Title Insurance Agency, LLC
(33% owned)
Subsidiary of CNB Bank, Inc.
CNB Insurance Services, Inc.